UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 17, 2010
Date of Report (Date of Earliest Event Reported)
ValueVision Media, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
6740 Shady Oak Road,
Eden Prairie, Minnesota 55344-3433
(Address of principal executive offices, including zip code)
952-943-6000
(Registrant’s telephone number, including area code)
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 17, 2010, we and certain of our subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with Crystal Financial LLC, as agent (the “Agent”) and as lender, and certain other lenders from time to time party thereto. The Credit Agreement provides us and certain of our subsidiaries with term loans in an initial amount of up to $25,000,000 (which may be increased by capitalized interest). The term loans are secured by substantially all of our personal property, as well as our real property located in Bowling Green, KY. The maturity date of the term loans is November 17, 2015.
For the first 12 months from the closing date, the term loans bear cash interest at a rate equal to 6.50% plus the greater of (i) the LIBO rate, or (ii) 1.50%. Thereafter, the term loans bear cash interest at a rate equal to 8.50% plus the greater of (i) the LIBO rate, or (ii) 1.50%. This cash pay interest is payable monthly in arrears. The LIBO rate is the London interbank offered rate on the first business day of each calendar month as published in the Wall Street Journal. In addition to cash pay interest, the term loans also bear PIK interest at a rate of 3.0% per annum for the first 12 months from November 17, 2010, and 1.0% per annum thereafter which, if not paid in cash, shall be capitalized and added to the aggregate principal balance of the term loans. We have an option to pay PIK interest in cash at all times.
The term loans are subject to a borrowing base based on eligible accounts receivable, eligible inventory, certain real estate and certain eligible cash. The term loans are subject to mandatory prepayment in certain circumstances, including, but not limited to, if the outstanding term loans are more than the borrowing base and receipt of certain proceeds from dispositions, casualties, tax refunds and certain other extraordinary receipts. Voluntary and mandatory prepayments of the term loan (other than as a result of receipt of proceeds due to casualties, tax refunds or certain extraordinary receipts) prior to November 18, 2013 require an early termination fee of (i) for the first year, the greater of (a) yield revenue (all amounts which would be payable on account of interest on the amount prepaid through the first 12 months minus any interest actually paid) and (b) 3.0% of the amount prepaid, (ii) for the second year, 2.0% of the amount prepaid and (iii) for the third year, 1.0% of the amount prepaid.
The Credit Agreement contains customary representations, warranties, covenants and events of default, including but not limited to, covenants restricting the ability of us and certain of our subsidiaries’ to (i) grant liens on our assets, (ii) make fundamental changes, including merging or consolidating with another entity, (iii) make any material change in the nature of our business, (iv) make certain restricted payments, including payment of dividends to our common and preferred stockholders, (v) make certain investments, or (vi) incur certain indebtedness. The Credit Agreement also requires that we have minimum unrestricted cash of $5,000,000 at all times. Subject to certain exceptions, a change in control will constitute an event of default under the Credit Agreement.
The full terms and conditions of this financing are set forth in the Credit Agreement. A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. On November 17, 2010, we issued a news release announcing the Credit Agreement. A copy of the news release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.
In addition, as disclosed on a Form 8-K filed on November 18, 2010, we entered into an amendment to our Trademark License Agreement with NBC Universal, Inc., which, among other things, extends the term of that agreement through May 15, 2012 in consideration for the issuance of shares of our common stock to NBC Universal on May 15, 2011 valued at $4 million. A copy of the amendment is filed as Exhibit 10.2 hereto and is incorporated by reference herein.
Item 1.02. Termination of a Material Definitive Agreement.
Also on November 17, 2010, in connection with the execution of the Credit Agreement described above under Item 1.01, we terminated our Revolving Credit and Security Agreement dated November 25, 2009 with PNC Bank, National Association.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information described above under “Item 1.01. Entry into a Material Definitive Agreement” with respect to the Credit Agreement is hereby incorporated by reference.
Item 3.02. Unregistered Sales of Equity Securities.
The information described above under “Item 1.01. Entry into a Material Definitive Agreement” with respect to the amendment to the Trademark License Agreement with NBC Universal, Inc. is hereby incorporated by reference. For purposes of that amendment, we will issue to NBC Universal, Inc. that number of shares of common stock equal to the quotient obtained by dividing $4 million by the per share price of our common stock as quoted on the Nasdaq Stock Market during the six (6) month period immediately preceding the date of issuance. The issuance of common stock will be effected without registration in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as a sale not involving a public offering.
Item 9.01. Financial Statements and Exhibits.
(d)

10.1	Credit Agreement dated November 17, 2010 among ValueVision Media, Inc., as the lead borrower, certain of its subsidiaries party thereto as borrowers, Crystal Financial LLC, as agent and a lender and the lenders party thereto.

10.2	Amendment No. 2 to the Trademark License Agreement dated November 17, 2010 between ValueVision Media, Inc. and NBC Universal, Inc.

99.1	Press release dated November 17, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUEVISION MEDIA, INC.
/s/ Nathan E. Fagre
Nathan E. Fagre
Senior Vice President, General Counsel and Secretary

Date: November 19, 2010

EXHIBIT INDEX

No.	Description	Manner of Filing
10.1	Credit Agreement dated November 17, 2010 among ValueVision Media, Inc., as the lead borrower, certain of its subsidiaries party thereto as borrowers, Crystal Financial LLC, as agent and a lender and the lenders party thereto.	Filed Electronically

10.2	Amendment No. 2 to the Trademark License Agreement dated November 17, 2010 between ValueVision Media, Inc. and NBC Universal, Inc.	Filed Electronically

99.1	Press release dated November 17, 2010.	Filed Electronically